UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2006

Date of Report (Date of earliest event reported)

BOOMERS CULTURAL DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

NEVADA	98-0428608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1453 Johnston Road #71524
White Rock, British Columbia	V5J 2G8
(Address of principal executive offices)	(Zip Code)

604-592-3577
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01   ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On May 19, 2006, the Company entered into an Asset Purchase Agreement with KOKO Petroleum Inc. (hereinafter referred to as “KOKO”) a Nevada company which provides for the following:

1. The purchase of KOKO's oil and gas assets in exchange for 1.5 million shares of the Company;
2. The assumption by the Company of all notes, approximately $1,500,000.00 (USD), payable to lenders of KOKO;
3. The Company appoints a member of the KOKO board to the Company’s Board of Directors;
4. Payment by the Company of $150,000.00 (USD) to JMT Resources in Fort Worth, Texas as final payment of KOKO's contract to complete its obligation for the Corsicana Polymer Flood Pilot Program;
5. Payment of $20,000.00 (USD) and up to an additional $80,000.00 (USD) for legal and audit expenses to enable KOKO to seek full OTCBB listing; and
6. Closing is to be on the 31st day of May, 2006.

KOKO has pursued oil and gas interests in Texas during the last two (2) years. Included in the assets being sold are three (3) producing wells in the Pecan Group zone of the McKinney lease. This lease covers 1,000 acres and has the potential to accommodate numerous drilling targets in several zones.

KOKO had funded a 50% interest in the Corsicana Polymer Flood Pilot Program for $750,000.00 (USD). The plan calls for an enhancement project in the shallow Nacotoch zone which extends over 4,000 acres. KOKO will earn 23.5% upon completion of the pilot. To date, eleven (11) wells have been drilled and completed for the pilot program. KOKO had also acquired 10% working interests in two (2) Barnett Shale wells. Boyd No. 1 came on stream in February, 2006 and Inglish No.2 started production in March, 2006.

The attached news release was disseminated to the public on May 19, 2006, announcing that the Company had entered into the Agreement with KOKO.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro Forma Financials statements.

Not applicable.

(c)	Exhibits.

10.1	Asset Purchase Agreement dated May 19, 2006.

10.2	Memo of Understanding

99.1	Press release dated May 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOMERS CULTURAL DEVELOPMENT INC.

Date: May 19, 2006	By:	/s/ Bruce Ellsworth
Bruce Ellsworth
Director